Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
BY-LAWS
OF
AMBASSADORS GROUP, INC.

Anthony F. Dombrowik certifies that:

1. He is the Interim Chief Executive Officer and President, and Chief Financial Officer of Ambassadors Group, Inc., a Delaware corporation.

2. At a meeting of the Board of Directors of this corporation resolutions were duly adopted to amend the By-Laws of this corporation as follows:

To add a new Section 6 to Article VII of the By-Laws of this corporation as follows:

“Section 6.  Forum for Adjudication of Disputes.  Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any stockholder (including any beneficial owner) to bring:  (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation or By-laws, or (d) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware; in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.  Any person or entity purchasing or otherwise acquiring any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section.

If any provision of this Section shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Section (including, without limitation, each portion of any sentence of this Section containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.”

IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed as of November 12, 2013.

AMBASSADORS GROUP, INC.

By:
Name:	Anthony F. Dombrowik
Title:	Interim Chief Executive Officer and President, Chief Financial Officer